Exhibit 99.4

CONSENT OF PERSON NAMED

TO BECOME A DIRECTOR

I hereby consent to my being named in the Registration Statement on Form S-4 (the “Registration Statement”) of ACCO Brands Corporation (the “Company”) as a person who will become a director of the Company (i) as soon as practicable following the 2012 annual meeting of Company stockholders or (ii) in the event the transactions contemplated in the Registration Statement are completed following the 2012 annual meeting of Company stockholders, as soon as practicable following the completion of such transactions.

/s/ James A. Buzzard
James A. Buzzard

March 19, 2012